United States securities and exchange commission logo





                           May 16, 2023

       Scott Slater
       Chief Executive Officer
       CADIZ INC.
       550 South Hope Street
       Suite 2850
       Los Angeles, CA 90071

                                                        Re: CADIZ INC
                                                            Registration
Statement on Form S-3
                                                            Filed May 10, 2023
                                                            File No. 333-271807

       Dear Scott Slater:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Cheryl
Brown, Staff Attorney, at (202) 551-3905 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Kevin Friedmann